Exhibit 99.1

Contact:   Walt Standish, President and Chief Executive Officer
                   843.916.7813
                   Dick Burch, Senior Vice President and Chief Financial Officer
                   843.916.7806

FOR IMMEDIATE RELEASE

Beach First Announces 2nd Quarter Earnings Growth of 57%

Myrtle Beach, SC, July 20, 2004 - Beach First National Bancshares, Inc. today announced that its second quarter earnings increased 57%.

Net income for the quarter ended June 30, 2004, totaled $329,999, an increase of 57% when compared to the $210,456, reported for the same period a year ago. Total assets grew to $197.2 million, which represents an increase of 30.5% from the same period a year ago. Total deposits grew to $159.5 million, an increase of 23.6% from the same period a year ago. Total loans grew to $155.4 million, a 31.5% increase from the same period a year ago.

Net income for the six months ended June 30, 2004, totaled $637,648, an increase of 54% when compared to the $413,484, reported for the same period a year ago.

Walt Standish, president and chief executive officer, said, “Beach First’s financial performance can be attributed to overall growth in the balance sheet along with favorable economic conditions in the tourism-driven markets that the bank serves. In the second quarter, we expanded our internet banking product to include a bill payment feature which is offered free to Beach First customers, and made final preparations to open a new branch office in the Waccamaw Neck area.”

Beach First National Bancshares, Inc. is the parent of Beach First National Bank, a $202 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates offices in Myrtle Beach, Surfside Beach, North Myrtle Beach, Pawleys Island, and Hilton Head Island, South Carolina. Beach First offers a full line of banking products and services, including NetTeller internet banking. The company’s stock trades under the symbol BFNB.

Beach First National Bancshares, Inc. and Subsidiary
Myrtle Beach, South Carolina
Consolidated Balance Sheets

	June 30,		December 31,
	2004	2003	2003
	(unaudited)	(unaudited)	(audited)

ASSETS

Cash and due from banks	$4,166,123	$5,164,565	$4,886,682
Federal funds sold and short term investments	2,201,000	6,963,000	4,598,520
Investment securities available for sale	26,952,269	12,847,087	11,918,074
Loans, net	153,344,159	116,652,441	133,851,712
Federal Reserve Bank stock	309,000	164,700	309,000
Federal Home Loan Bank stock	825,000	325,000	575,000
Premises and equipment, net	4,393,569	4,417,109	4,477,943
Cash value life insurance	3,153,760	2,999,380	3,076,570
Investment in BFNB Trust	155,000
Other assets	1,722,037	1,554,572	1,399,535

Total assets	$197,221,917	$151,087,854	$165,093,036

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits
Noninterest bearing deposits	$32,353,558	$24,980,944	$23,454,124
Interest bearing deposits	127,195,540	104,082,120	114,645,442

Total deposits	159,549,098	129,063,064	138,099,566
Advances from Federal Home Loan Bank	16,500,000	6,500,000	11,500,000
Debt associated with Trust Preferred Securities	5,155,000	-	-
Other liabilities	809,760	1,201,760	760,577

Total liabilities	182,013,858	136,764,824	150,360,143

SHAREHOLDERS' EQUITY:
Common stock, $1 par value; 10,000,000 shares
authorized; shares issued and outstanding - 2,013,008 at
June 30, 2004, 1,318,368 at June 30, 2003 and
1,323,768 at December 31, 2003	2,013,008	1,318,368	1,323,768
Paid-in capital	11,332,816	11,787,899	11,837,299
Retained earnings	2,356,553	1,122,874	1,718,321
Accumulated other comprehensive income	(494,318)	93,889	(146,495)

Total shareholders' equity	15,208,059	14,323,030	14,732,893

Total liabilities and shareholders' equity	$197,221,917	$151,087,854	$165,093,036

Beach First National Bancshares, Inc. and Subsidiary
Myrtle Beach, South Carolina
Consolidated Statements of Income
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

INTEREST INCOME
Interest and fees on loans	$4,595,944	$3,627,619	$2,373,367	$1,904,147
Investment securities	386,430	256,437	232,755	142,221
Fed funds sold & short term investments	28,915	25,178	12,773	17,053

Total interest income	5,011,288	3,909,234	2,618,895	2,063,421

INTEREST EXPENSE
Deposits	1,143,362	1,163,999	570,185	605,333
Short-term borrowings	182,281	93,399	98,021	48,587
Long-term borrowings	19,436	-	19,436	-

Total interest expense	1,345,079	1,257,398	687,642	653,920

Net interest income	3,666,209	2,651,836	1,931,253	1,409,501

PROVISION FOR POSSIBLE LOAN
LOSSES	508,000	291,000	293,000	223,000

Net interest income after provision
for possible loan losses	3,158,209	2,360,836	1,638,253	1,186,501

NONINTEREST INCOME
Service fees on deposit accounts	263,937	246,897	132,847	125,515
Gain (Loss) on sale of investment securities	(5)	134,811	1	61,463
Other income	210,619	199,702	113,938	112,068

Total noninterest income	474,552	581,410	246,786	299,046

NONINTEREST EXPENSES
Salaries and wages	1,169,128	983,454	614,278	500,324
Employee benefits	237,469	197,571	114,750	98,720
Supplies and printing	36,573	57,270	18,044	27,825
Advertising and public relations	116,064	77,315	66,576	35,387
Legal and Professional fees	92,933	61,135	46,294	24,991
Depreciation and amortization	217,123	211,217	108,870	106,220
Occupancy	210,608	172,282	103,262	85,510
Data processing fees	168,094	145,135	84,083	78,295
Other operating expenses	364,800	380,735	197,241	194,351

Total noninterest expenses	2,612,790	2,286,114	1,353,398	1,151,623

Income before income taxes	1,019,971	656,132	531,640	333,923

INCOME TAX EXPENSE	382,323	242,648	201,641	123,467

Net income	$637,648	$413,484	$329,999	$210,456

BASIC NET INCOME PER COMMON
SHARE	$.32	$.21	$.16	$.11

DILUTED NET INCOME PER COMMON
SHARE	$.31	$.21	$.16	$.11

Weighted average common shares outstanding - basic	2,013,008	1,977,552	2,013,008	1,977,552
Weighted average common shares outstanding - diluted	2,047,709	2,000,031	2,047,709	2,000,031